EXHIBIT 99

[ThermoGenesis Corp. Logo omitted]

THERMOGENESIS CORP. ANNOUNCES SECOND QUARTER RESULTS

Four (4) Essential Milestones Completed for the Company:

Record Fiscal Q2 Revenues, CryoSeal® PMA Submission,

GE Healthcare and Medtronic International Distribution Agreements signed,

and AutoXpress™ Development Completed

Rancho Cordova, California (February 8, 2006) – ThermoGenesis Corp. (Nasdaq: KOOL) today announced results for its second quarter of fiscal 2006. Revenues for the three-months ended December 31, 2005 were $3,127,000, compared to $2,954,000 for the three-months ended December 31, 2004, an increase of $173,000 or 6%. The gross margin for the second fiscal quarter increased 4% to $1,122,000 or 36% of net revenues compared to $950,000 or 32% of net revenues for the quarter ended December 31, 2004. The net loss for the quarter ended December 31, 2005, was $1,752,000 or $0.04 per basic and diluted common share compared to $1,841,000 or $0.04 per basic and diluted common share for the second quarter of fiscal 2005. Net Loss for the quarter is not directly comparable to the prior year period due to the inclusion of $341,000 related to stock-based compensation expense now required under new accounting rules.

Revenues for the six-months ended December 31, 2005 were $5,243,000 compared to $5,351,000 for the corresponding fiscal 2005 period, a decrease of $108,000 or 2%. The gross margin for the six-months ended December 31, 2005 increased to 33% of net revenues, or $1,709,000 as compared to 32% of net revenues, or $1,730,000 for the six-months ended December 31, 2004. The net loss for the six-months ended December 31, 2005 was $3,768,000 or $0.08 per basic and diluted common share compared to $3,720,000 or $0.08 per basic and diluted common share for the six-months ended December 31, 2004. Net Loss for the six-months is not directly comparable to the prior year period due to the inclusion of $536,000 related to stock-based compensation expense now required under new accounting rules.

Kevin Simpson, President and Chief Operating Officer stated, “We are very pleased with this quarter’s results having delivered record revenues in line with our previously announced target range. Equally rewarding, we are making progress toward cash flow positive having reduced our net loss by more than 20% compared to the prior year quarter, before consideration of non-cash stock compensation charges.” Simpson continued, “Most importantly, we achieved four (4) key milestones planned for the quarter; filed our U.S. CryoSeal PMA, executed our global distribution agreements with GE Healthcare and Medtronic Inc., concluded our four-year development of the AutoXpress System for cord blood processing, and introduced the AXP along with our new partner, GE Healthcare, in time for the 2005 AABB conference in Seattle.

On February 3, 2006, the Company announced that it had completed an offering of 8,000,000 shares of its common stock at $4.00 per share. Net proceeds before expenses from the offering were approximately $30.1 million. Philip Coelho, Chairman and Chief Executive Officer said, “Our strengthened balance sheet allows us three (3) important advantages: one, provides comfort to our strategic partners that we will not only be a reliable supplier of products for distribution but also a capable partner for new product; two, this funding will also enable us to respond to critical emerging cell therapies in which our products or potential product line extensions can enable these cell therapies for broad market acceptance; and three, the improved balance sheet will allow us to attract the high quality executives, managers and board members required to fulfill the promise of our proprietary technologies.”

Company Conference Call

Management will host a conference call today, February 8, 2006 at 11:00AM (PST) to review the financial results and other corporate events, followed by a Q&A session. The call can be accessed by dialing: (800) 860-2442 within the U.S. or (412) 858-4600 outside the U.S and giving the conference name “ThermoGenesis”. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following five business days by dialing: (877) 344-7529 within the U.S. or (412) 317-0088 outside the U.S. and entering the following account number when prompted ‘385107’.

About ThermoGenesis Corp.

ThermoGenesis Corp. is a leader in developing and manufacturing automated blood processing systems and disposables that enable the manufacture, preservation and delivery of cell and tissue therapy products.

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in 26 countries for cryopreserving and archiving cord blood stem cell units for transplant.
•	The AutoXpress System is a newly developed automated device and companion sterile closed blood processing disposable, to harvest stem cells from cord blood.
•

The CryoSeal FS System, an automated device and companion sterile blood processing disposable, is used to prepare hemostatic and adhesive surgical sealants from the patient’s blood in about an hour. Enrollment in a 150 patient U.S. pivotal clinical trial has been completed and a PMA is being reviewed by the FDA.

•

The Thrombin Processing Device™ (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of patient blood, or blood plasma in less than 30 minutes. The TPD market launch is underway in Europe.

This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2006, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2006. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.

For More Information, Contact:

THERMOGENESIS CORP.

Matthew Plavan: (916) 858-5100

Or Fern Lazar (212) 867-1762

or visit the web site at www.thermogenesis.com

THERMOGENESIS CORP.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Net revenues	$3,127,000	$2,954,000	$5,243,000	$5,351,000

Cost of revenues	2,005,000	2,004,000	3,534,000	3,621,000

Gross profit	1,122,000	950,000	1,709,000	1,730,000

Expenses:

Selling, general and administrative	1,746,000	1,452,000	3,330,000	2,886,000

Research and development	1,177,000	1,395,000	2,250,000	2,664,000

Total operating expenses	2,923,000	2,847,000	5,580,000	5,550,000

Interest and other income, net	49,000	56,000	103,000	100,000

Net loss	$(1,752,000)	$(1,841,000)	$(3,768,000)	$(3,720,000)

Basic and diluted net loss per common share	($0.04)	($0.04)	($0.08)	($0.08)

Shares used in computing per share data	45,965,859	45,100,050	45,941,680	45,011,948

THERMOGENESIS CORP.
Condensed Balance Sheets
(Unaudited)

	December 31,	June 30,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$7,161,000	$9,568,000
Accounts receivable, net	2,967,000	2,917,000
Inventories	2,655,000	3,280,000
Other current assets	584,000	469,000

Total current assets	13,367,000	16,234,000

Equipment, net	1,243,000	1,184,000

Other assets	48,000	48,000

	$14,658,000	$17,466,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,529,000	$1,791,000
Other current liabilities	1,605,000	1,358,000

Total current liabilities	3,134,000	3,149,000

Long-term obligations and note payable	338,000	286,000

Stockholders' equity	11,186,000	14,031,000

	$14,658,000	$17,466,000